FOR IMMEDIATE RELEASE                                               EXHIBIT 99.1

Contact:  Derek E. Dewan
          Chairman, President and CEO
          (904) 360-2000

Modis Professional Services, Inc. Completes Sale of Commercial Business to Randstad for $850 Million

JACKSONVILLE, Fla.--(BUSINESS WIRE)--Oct. 1, 1998--Modis Professional Services, Inc. (NYSE: MPS-news; formerly AccuStaff Incorporated - NYSE: ASI) today announced that it has completed the sale of its commercial staffing business (Strategix) for $850 million in cash to Randstad U.S., L.P., the U.S. operating company of Randstad Holding nv, an international staffing company based in The Netherlands. The after-tax cash proceeds from the transaction will be used to pay off borrowings, for acquisitions and other corporate purposes.

Modis Professional Services now will focus exclusively on providing information technology and professional services globally. Modis Professional Services' pro forma revenues are projected to be approximately $1.7 billion for 1998. Modis Professional Services pro forma revenues grew approximately 49% in the first half of 1998 over the same period last year.

Commenting on the announcement, Derek E. Dewan, Chairman, President and Chief Executive Officer of Modis Professional Services, Inc., said, "We are well positioned to execute our growth strategy which includes obtaining dominant market share in each segment in which we operate. With the closing of this sale, we will have approximately $200 million in cash, after paying taxes, a commitment of $500 million for a credit facility, and virtually no long-term debt. Our plan is to continue our focus on maximizing internal growth from existing operations and opening new branches and specialty practice units in key markets. We will also make strategic acquisitions and explore alternatives to optimize our capital structure. Acquisitions that add to our breadth of services, enhance a specialty practice area or fill a geographic need will be a part of our strategic plan. We believe that acquisition prices have declined and will continue to adjust to more reasonable levels, making them more additive to earnings."

Modis Professional Services, Inc. is a global provider of business services, including consulting, outsourcing, outplacement, training, and strategic staffing services. The Company provides human resource solutions in the information technology, accounting, legal, engineering/technical, and scientific areas. Headquartered in Jacksonville, Florida, the Company serves the Fortune 1000 and other leading businesses through its offices located in the United States, Canada, the United Kingdom, Continental Europe, and Latin America. For more information about Modis Professional Services, please visit the following web site: www.modispro.com.

Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under Risk Factors and elsewhere in the Company's reports on Forms 10-K, 10-Q and 8-K made under the Securities Exchange Act of 1934. For instance, the Company's results of operations may differ materially from those anticipated in the forward-looking statements due to, among other things: the Company's ability to successfully identify suitable acquisition candidates, complete acquisitions or integrate the acquired business into its operations; the general level of economic activity in the Company's markets; increased price competition; and the continued availability of qualified temporary personnel -- particularly in the information technology and other professional segments of the Company's businesses. In addition, the market price of the Company's stock may from time to time be significantly volatile as a result of, among other things: the Company's operating results; the operating results of other temporary staffing companies; and changes in the performance of the stock market in general.